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For Immediate Release


                  YOUNG BROADCASTING COMPLETES STOCK OFFERING


     October 4, 1996 (New York, NY) - Young Broadcasting Inc. (NASDAQ:YBTVA) announced the completion of the public offering of 5,250,000 shares of Class A Common Stock at $32.50 per share. Simultaneous with the sale, other Young Broadcasting shareholders sold 2,111,398 shares of Class A Common Stock in a secondary transaction at the same price. After these sales, Young Broadcasting's public market float increases to 12,200,737 shares of Class A Common Stock. The underwriting managers were Merrill Lynch & Co., Alex Brown & Sons, B.T. Securities Corporation, Goldman Sachs & Co. and J.P. Morgan & Co.

     Commenting on the sale, Vincent Young, Chairman of Young Broadcasting, noted that, "with the completion of this offering the company is able to maintain its debt to operating cash flow leverage below 5.7 times following the acquisition of KCAL-TV in Los Angeles." In addition, Mr. Young stated that, "the accompanying sale of secondary shares means that our market float is now increased to over $400 million."

     Young Broadcasting currently owns eleven television stations. Six are affiliated with the ABC Television Network (WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richmond, VA, WATE-TV - Knoxville, TN, WTVO-TV -Rockford, IL, and WBAY-TV - Green Bay, WI), four affiliated with the CBS Television Network (WLNS-TV - Lansing, MI, KLFY-TV - Lafayette, LA, WKBT-TV - La Crosse, WI and KELO-TV - Sioux Falls, SD), and one affiliated with the NBC Television Network (KWQC-TV- Davenport, IA). In addition, Young Broadcasting has agreed to purchase KCAL-TV - Los Angeles, CA, the only independent VHF station in Los Angeles.

     Inquiries should be directed to Vincent Young, Chairman, or James Morgan, Executive Vice President, 212-754-7070.